Exhibit 99.1

Press Release

For Release:	Immediate (May 18, 2007)

Contact:	Randy Becker Senior Vice President and Chief Financial Officer (508) 949-4129

The Commerce Group, Inc. (CGI) Directors Increase Stock Buyback Authorization and Approve Regular Quarterly Dividend

Webster, Massachusetts (May 18, 2007) -- The Commerce Group, Inc. (NYSE:CGI) Board of Directors voted today to increase the authorization to repurchase stock to a total of 5.0 million shares. Prior to this vote, the Company’s available stock buyback authorization was approximately 2.1 million shares. Since November 16, 2006, the date of the previously announced buyback authorization, the Company acquired approximately 2.9 million shares at an average cost of $30.32 per share.

In addition, the Board approved a regular quarterly cash dividend of $0.30 per share on the issued and outstanding common stock of the Company, payable June 8, 2007 to shareholders of record at the close of business on May 29, 2007.

The Commerce Group, Inc. is headquartered in Webster, Massachusetts. Property and casualty insurance subsidiaries include The Commerce Insurance Company and Citation Insurance Company in Massachusetts, Commerce West Insurance Company in California, American Commerce Insurance Company in Ohio and State-Wide Insurance Company in New York. Through its subsidiaries’ combined insurance activities, the Company is ranked as the 20th largest personal automobile insurance group in the country by A.M. Best Company, based on 2006 direct written premium information. The Company and its insurance subsidiaries are rated A+ (Superior) by A.M. Best.